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                                                                    EXHIBIT 10.1


                                 April 24, 1996

Richard K. Riederer
President & Chief Executive Officer
Weirton Steel Corporation
400 Three Springs Drive
Weirton, WV  26062

Dear Dick:

         This letter is intended to set forth the terms which were agreed to by yourself (the "Employee") and the Board of Directors of Weirton Steel Corporation (the "Company") concerning your employment as President and Chief Executive Officer of the Company. The agreed terms and conditions of your employment are as follows:

         1.       (a)      TERM.  The term of employment under this Agreement
         shall commence on November 16, 1995 (the "Effective Date") and end on the date this Agreement is terminated by either the Company or the Employee as hereinafter provided in this Section.

                  (b) TERMINATION BY THE COMPANY. The Company may, at its election, terminate the employment of the Employee and related obligations of the Company under this Agreement as follows:



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                  (1) FOR DISABILITY. Upon 30 days prior written notice in the event the Employee has been so incapacitated that he has been unable to perform the services required of him hereunder for a period of 180 consecutive days and such inability is continuing at the time of such notice. The Company, at its sole cost and expense, shall continue to provide and keep in force during the period of incapacity which remains after such termination, but not after age 65, such income replacement, medical, dental and life insurance coverages for the Employee and his dependents of the types provided by the group benefit plans of the Company for employees of the highest job classification under the Company's Program of Insurance Benefits for Salaried Employees (the "Insurance Program"), which coverages shall be at a level not less favorable to the Employee than those coverages being provided at the date hereof. It is the intention of the Parties that in the event a termination for disability occurs, that Employee shall receive benefits under the Long-Term Disability Insurance Program maintained by the Company, and shall continue to accrue Pension Service with the Company consistent with such Program.

                  (2) FOR JUST CAUSE. "For just cause" upon written notice of such termination to the Employee. Termination of the Employee's employment by the Company shall constitute a termination "for just cause" only if such termination is for one of the following reasons:
         (x) conviction of a felony punishable by a prison sentence of more than one year; (y) habitual use of drugs without a prescription or

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         habitual, excessive use of alcohol to the extent that any of such uses materially interferes with the Employee's performance of his duties;
         or (z) refusal or failure, after written notice, by the Employee to perform or discharge duties and responsibilities appropriate to his position as President and Chief Executive Officer which are properly assigned to him by the Board of Directors, which refusal or failure amounts to an extended and gross neglect of his duties to the Company. Except as otherwise specifically set forth in this Agreement or as otherwise prohibited by law, all rights and obligations of the Employee, except such obligations as are created by Sections 5, 6 and 7 hereof, and all obligations of the Company under this Agreement, shall cease and terminate on, and as of, the date of termination of employment for just cause.

                  (3) WITHOUT CAUSE. Without cause by not less than 5 days prior notice in writing, provided that the Company shall pay to the Employee the monthly portion of his then applicable Base Salary for a period of 24 months after the month in which termination occurs payable as follows: (i) a lump sum payment equal to 12 months salary, within 10 days following the date of termination, and (ii) the monthly portion of such salary for the 13th through 24th months, paid on the last day of each such month, continue to accrue pension service including with respect to the SERP's, and provide for the Employee the medical, dental, and life insurance, which were provided to the Employee immediately prior to such notice, for a period of

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         24 months after such termination, (iii) during such 24 month period the employee shall continue to accrue service under the Company's pension benefit program, as currently in effect. If the Company is entitled to terminate the employment of the Employee in accordance with section 1(b)(1) or if the Employee is at the time under an incapacity of a nature or type which would entitle the Company to terminate such employment but for the passage of the 180 consecutive day period set forth in section 1(b)(1), the Company shall not be deemed to have terminated his employment pursuant to this section 1(b)(3).

                  (4) IMPLIED TERMINATION. The Company shall be deemed to have terminated this Agreement in accordance with section 1(b)(3) from and after the date (x) the Employee is assigned duties other than those of President and Chief Executive Officer, (y) the Employee is required to report other than to the Board of Directors of the Company, or (z) the Employee is required to reside other than in the Greater Pittsburgh Area in order to perform his duties for the Company.

                  (c) TERMINATION BY THE EMPLOYEE. The Employee may at his election, terminate his employment under this Agreement as follows:

                  (1) UPON NOTICE. The Employee may terminate his employment hereunder upon 90 days written notice thereof to the Company, and from and after the date of such termination, the Company shall have no further obligations under this

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         Agreement, except as required by law or as specifically set forth herein; PROVIDED, that upon the receipt of such written notice, the Company may terminate the employment of the Employee at any earlier date of its choosing after receipt of such written notice and prior to the expiration of the 90 day notice period.

                  (2) CHANGE OF CONTROL. Within 180 days after the occurrence of any of the following events, the Employee may elect, by notice to the Company, to terminate his employment hereunder and the Company shall pay to the Employee simultaneously with such termination, an amount equal to two times the Base Salary, and provide to the Employee the insurance policy described in paragraph 2(c) hereof with the premium paid through the calendar year in which such termination occurs and for two calendar years thereafter; and the Company will provide to the Employee the benefits described in its (ii) and (iii) of section 1(b)(3) of this Agreement.

                           (i) Fifty percent (50%) or more of the shares of the
                  Company's Common Stock is acquired, directly or indirectly, by an individual, partnership, corporation, trust or unincorporated organization (collectively "Person") or by Persons acting with a common design, either formally or informally.

                           (ii) The Company merges with or into another Person
                  and is not the survivor of such merger, or is the

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                  survivor in such merger under circumstances where the Company becomes a subsidiary of another Person, or the Company sells substantially all of its assets to another Person or Persons; or

                           (iii) The Board of Directors of the Company includes
                  three or more Independent Directors, as defined in Article Fifth of the Restated Certificate of Incorporation of the Company, who were not selected by or nominated with the approval of a majority of the Independent Directors of the Company in office on the date hereof (the "Present Independent Directors") or who were not selected by, or nominated with the approval of, a majority of the Independent Directors selected or nominated by a majority of the Present Independent Directors.

         The Employee shall have no further obligation under this Employment Agreement from and after such termination except as provided in paragraph 5, 6, and 7 hereof.

         2.       COMPENSATION.

                  (a) SALARY AND BONUS. the Company shall pay the Employee (x) a salary of $375,000 per year which sum shall be subject to annual review (the "Base Salary"), payable in such installments and at such times as conform to the general payroll practices of the Company, plus
         (y) a cash bonus under the Company's Performance Incentive Plan. The maximum amount of cash bonus payable to the Employee under the Performance

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         Incentive Plan for fiscal years of the Company subsequent to 1995 shall be set by the Management Development and Compensation Committee of the Board of Directors. In the event employment is terminated prior to the end of any fiscal year except pursuant to Section 1(b)(2) or 1(c)(1), the bonus, if any, for the fiscal year in which termination occurs shall be pro rated by multiplying the bonus amount by a fraction, the numerator of which is the number of days elapsed in the fiscal year to and including the date such termination becomes effective and the denominator of which is 365. If the employment is terminated pursuant to Section 1(b)(2) or 1(c)(1) no bonus shall be paid with respect to the fiscal year in which such termination occurs.

                  (b) AUTOMOBILE AND EXPENSES. the Company shall make available to the Employee a Company car suitable to the Employee and his status, and shall, in accordance with its regular accounting practices, reimburse the Employee for all reasonable expenses incurred by the Employee in connection with his duties under this Agreement.

                  (c) LIFE INSURANCE. The Company will provide to the Employee life insurance which shall pay to any beneficiary designated by the Employee the amount of $1,500,000 at the time of death. This Life Insurance shall be in addition to the Group Life Insurance provided for below.

                  (d) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Employee shall participate in the Supplemental Executive Retirement

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         Programs (SERP's) maintained by the Company. Contributions to the SERP shall be in such amounts as may be actuarily required to provide Employee with a retirement benefit (from all sources contemplated by the SERP's) equivalent to 70% of his final average earnings, upon the completion of 10 years of service with the Company.

                  (e) OTHER BENEFIT PROGRAMS. The Company shall provide, during the term hereof, coverage for the Employee under the Insurance Programs applicable from time to time to its salaried employees of the highest job classification. In the event that employment is terminated pursuant to Section 1 under circumstances where the Company has an obligation after the date of termination to continue coverages under one or more health care plans in the Insurance Program, or otherwise, such coverages in all cases shall be coordinated with similar or comparable coverages thereafter provided to the Employee by any third party employer, with such third party coverages being deemed primary and the coverages maintained by the Company being deemed secondary or supplementary, so as to be reduced on a dollar-for-dollar basis by the amount of benefits payable under such third party coverages. The Employee shall submit to any required physical examination and shall provide any required information in connection with the acquisition or maintenance of any insurance pursuant to this Agreement. Except for the Company's Profit Sharing Plan, the Employee shall be eligible for, and participate in, such other fringe benefits as are generally available to salaried employees of the Company of the highest job classification, and nothing in

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         this Agreement shall be deemed to preclude the Company from granting such additional remuneration or benefits to the Employee as it shall determine in its sole discretion.

                  (f) STOCK OPTIONS. In addition to those stock options previously granted to the Employee, the Company shall grant to the Employee no later than the effective date of this Agreement, pursuant to its 1987 Stock Option Plan (the 'Option Plan"), one or more non-qualified stock options to purchase an aggregate of 40,000 shares of its common stock at an option price of $4.375 per share.

                  (g) COUNTRY CLUB PRIVILEGES. The Company shall make available to the Employee a membership in Williams Country Club located in Weirton, West Virginia and/or such other club and/or clubs as may be suitable to the Employee for business purposes. In this regard, the Company will reimburse Employee for annual dues, membership and other club fees, and assessments. Business expenses for entertainment at such club or clubs will be reimbursed pursuant to the Company's entertainment policies. Employee will bear sole responsibility for expenditures of a personal nature incurred at such club or clubs.

         3. DUTIES. The Employee is engaged as the President and Chief Executive Officer of the Company and shall perform and discharge well and faithfully the duties commensurate with such position which may be assigned to him from time to time by the Company, through its Board of Directors, in connection

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         with the conduct of its business. If the Employee is elected or appointed a director or officer of the Company or any subsidiary thereof the Employee will serve in such capacity without further compensation.

         4. EXTENT OF SERVICES. The Employee shall devote his entire business time, attention and energies to the businesses of the Company and shall not during the term of this Agreement be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as prohibiting the Employee from serving or continuing to serve as a Director of Portico Funds, Inc., or as an Officer or Director of any civic, educational, or charitable institution; or investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any significant services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor. The Employee may serve as a director of a company having businesses not engaged in the business of producing, manufacturing or selling primary metals, including steel, as authorized in advance by the Management Development and Compensation Committee of the Board of Directors. The Employee may purchase securities in any corporation whose securities are regularly traded, on a stock exchange PROVIDED that such purchases shall not result in his collectively beneficially owning at any time 1% or more of the

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         equity securities of any corporation engaged in a business competitive to that of the Company.

         5. DISCLOSURE OF INFORMATION. The Employee recognizes and acknowledges that the Company's trade secrets and proprietary processes as they may exist from time to time are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee will not, during or after the term of his employment, in whole or in part, disclose such secrets or processes acquired by virtue of his employment hereunder or his service as a director to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, PROVIDED, that after the term of his employment, these restrictions shall not apply to such secrets and processes which are then in the public domain (provided that he was not responsible, directly or indirectly, for such secrets or processes entering the public domain without the Company's consent).

         6. INVENTIONS. the Employee hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and

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         copyrightable material made or conceived by the Employee, solely or jointly during the period of his employment hereunder which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company. The Employee shall communicate promptly and disclose to the Company, in such form as the Employee may be required to do so, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Employee within one (1) year following the termination of employment shall be deemed to fall within the provisions of this Section unless proved to have been first conceived and made following such termination.

         7. NON-COMPETITION. In the event that (x) the Employee is terminated by the Company except pursuant to Section 2(b)(2) and the Employee is paid any required amounts in accordance with the terms of such termination and the Company is performing its other obligations under the Agreement, or (y) employment is terminated by the Employee when the Company is not in breach; then for a period of two years following the

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         termination of employment the Employee will not engage in Significant
         Competitive Acts against the Company. For purposes of Sections 5, 6, and 7, unless the context otherwise requires, the term "Company" shall include divisions, subsidiaries and controlled affiliated entities of the Company, and "businesses" of the Company shall include businesses of any of such entities. "Significant Competitive Acts" shall consist of any of the following acts: entering into employment with a Company engaged in the business of producing, manufacturing, or selling primary metals including steel, inducing employees to leave the employ of the Company, or tortiously interfering with any business relationship of the Company, including, without limitation, any of their respective customers, vendors, suppliers, lessors or lessees.

         8. INJUNCTIVE RELIEF. If there is a breach or threatened breach of any of the provisions of Sections 5, 6 or 7 of this Agreement, the Company shall be entitled to seek and obtain an injunction in a Court of competent jurisdiction restraining the Employee from such breach. Subject to Section 12, nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         9. PRIOR EMPLOYMENT AGREEMENTS. This Agreement supersedes any and all employment agreements between the Company and the Employee and such agreements are null and void except that any prior stock option agreements between the Company and the

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         Employee shall continue to be obligations of the Company and the
         Employee.

         10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and be sent by registered mail to his residence in case of the Employee, or to the Secretary, Weirton Steel Corporation, Three Springs Drive, Weirton, West Virginia 26062, in the case of the Company.

         11. WAIVER OF BREACH. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         12. ARBITRATION. Subject to the provisions of the first sentence of
         Section 8 hereof, any dispute between the Employee and the Company arising under this Agreement, including the terms of the stock option agreement under the Option Plan to be entered into in accordance with
         Section 2(e) hereof, whether or not a case or controversy, shall be resolved in the first instance solely by arbitration in New York, New York in accordance with the rules of the American Arbitration Association.

         13. LEGAL FEES AND EXPENSES. The Company shall promptly reimburse the Employee for the reasonable legal fees and

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         expenses incurred by the Employee in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement; PROVIDED, HOWEVER, that the Company only will reimburse the Employee for such legal fees and expenses if, in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement, either (i) a judgment has been rendered in favor of the Employee by a duly authorized court of law, (ii) an arbitration award in favor of the Employee has been given in accordance with Section 12 hereof or
         (iii) the Company and the Employee have entered into a settlement agreement providing for the payment to the Employee of any or all amounts due hereunder.

         14. ENTIRE AGREEMENT; GOVERNING LAW. This instrument contains the entire agreement of the parties, superseding any prior agreement or arrangement, whether written or oral. It any be changed only by a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

         If you agree that the foregoing items accurately reflect the agreed terms of your employment as President and Chief Executive Officer of Weirton Steel Corporation, please indicate by signing below and returning one copy to the Secretary of the Corporation. You should, of course, retain the other copy for your records.

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                                        WEIRTON STEEL CORPORATION


                                        By: /s/WILLIAM R. KIEFER
                                            -------------------------------
                                               William R. Kiefer

                                        Title: Vice President-Law
                                               ----------------------------

AGREED TO:

 /s/RICHARD K. RIEDERER
- -----------------------
Richard K. Riederer
Dated:
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